Exhibit 99.1

7315 Wisconsin Avenue. 1100 West, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com
News Release

Pebblebrook Hotel Trust Acquires Hotel Palomar Los Angeles - Westwood
Bethesda, MD, November 20, 2014 - Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has acquired the Hotel Palomar Los Angeles - Westwood (“Hotel Palomar”) for $78.7 million. The 264-room, upper upscale, full-service boutique hotel is located in the Westwood neighborhood of Los Angeles, California. The property will continue to be managed by Kimpton Hotels & Restaurants (“Kimpton”).

“We’re thrilled with our acquisition of the Hotel Palomar Los Angeles - Westwood, located in the dynamic, high-barrier-to-entry West Los Angeles neighborhood of Westwood,” said Jon Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “The hotel is ideally located at the corner of Wilshire Boulevard and Selby Avenue, with proximity to all of the major motion picture studios, prominent dining, retail and museums and the Wilshire Corridor, which contains some of the highest-quality residential and office space in Los Angeles. Furthermore, the healthy economic environment in the West Los Angeles market, which has benefitted from increased international inbound travel, provides excellent long-term operating fundamentals for the hotel.”

The 264-room Hotel Palomar is well-located directly on Wilshire Boulevard in the Westwood neighborhood of Los Angeles. This location offers diversity of demand generators and convenient access to tourist attractions, restaurants, nightlife and entertainment industry activity in Hollywood, West Hollywood, Beverly Hills, Century City, Downtown Los Angeles, Santa Monica and the Los Angeles International Airport. Westwood Village, the premiere shopping and commercial center of Westwood, offers visitors a full array of amenities including national chain retailers, specialty stores, fine dining and casual restaurants along with fitness centers, museums, and grand historic movie theatres that host many of the film industry’s premiers. The hotel also benefits from its proximity to the Wilshire Corridor, which features ultra-luxury, high-rise condominium buildings, over 11 million square feet of Class A office space, smaller boutique buildings, as well as the University of California, Los Angeles (“UCLA”), California’s largest university, which is home to a student population of nearly 40,000.

The Hotel Palomar boasts 264 well-appointed and spacious guestrooms, averaging 380 square feet. The hotel features world-class amenities including a 40-foot outdoor pool and deck with poolside food and beverage service, a fitness center with floor-to-ceiling windows, a five-story, 435 space parking garage with valet parking, a 24-hour business center and in-room spa services. The property offers eight distinct meeting rooms with over 5,000 square feet of flexible and elegant meeting space. The hotel’s signature dining concept, BLVD 16, serves three meals a day and features home-style American cooking and specialty handcrafted cocktails inspired by locally sourced ingredients.

For the trailing twelve months ended September 2014, the Hotel Palomar operated at 87% occupancy, with an average daily rate (“ADR”) of $207 and room revenue per available room (“RevPAR”) of $180. For 2015, the Company currently forecasts that the hotel will generate earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $5.2 to $5.7 million and net operating income after capital reserves (“NOI”) of $4.2 to $4.7 million.

The Company will own a leasehold interest in the property through a ground lease which will expire in 2107, assuming all extension options are exercised.

“We couldn’t be happier about the opportunity to grow our successful relationship with Kimpton Hotels & Restaurants,” continued Mr. Bortz. “The acquisition of the Hotel Palomar marks our tenth Kimpton-managed property, and we’re confident that together we can unlock additional value at this terrific hotel.”

“We are extremely pleased with the opportunity to further expand our partnership with Pebblebrook Hotel Trust,” said Mike Depatie, CEO and President at Kimpton Hotels & Restaurants. “We look forward to leveraging our expansive relationship to drive continued collaborative success.”

The Company expects to incur approximately $0.5 million of costs related to the acquisition of the hotel that will be expensed as incurred.

The acquisition of the Hotel Palomar brings the total number of properties in the Company’s portfolio to 33 and marks the Company’s fifth investment in Los Angeles, California.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 33 hotels, including 27 wholly owned hotels with a total of 6,467 guest rooms and a 49% joint venture interest in six hotels with a total of 1,775 guest rooms. The Company owns, or has an ownership interest in, hotels located in ten states and the District of Columbia, including: Los Angeles, California (Hollywood, Santa Monica, West Hollywood and Westwood); San Diego, California; San Francisco, California; Miami, Florida; Buckhead, Georgia; Bethesda, Maryland; Boston, Massachusetts; Minneapolis, Minnesota; New York, New York; Portland, Oregon; Philadelphia, Pennsylvania; Columbia River Gorge, Washington; Seattle, Washington; and Washington, DC. For more information, please visit us at www.pebblebrookhotels.com and follow us on Twitter at @PebblebrookPEB.

About Kimpton Hotels & Restaurants

San Francisco-based Kimpton Hotels & Restaurants is the leading collection of boutique hotels and restaurants in the United States and the acknowledged industry pioneer that first introduced the boutique hotel concept to America. In 1981, Bill Kimpton founded the company that today is renowned for making travelers feel genuinely cared for while away from home through thoughtful perks and amenities, distinctive design that tells a story and inspires a sense of fun at each hotel and a sincerely personal style of guest service. Out to help people live full, balanced lives, Kimpton aims to inspire with touches like yoga mats in every room, complimentary coffee and tea to start the day, hosted evening Wine Hour, in-room fitness programming and complimentary bike rentals. The award-winning restaurants and bars are led by talented chefs and bartenders that offer guests a chance to dine like a local. Kimpton also leads the hospitality industry in eco-friendly practices that span all hotels and restaurants, and is consistently ranked as one of the top companies in the Market Metrix Hospitality Index,

Upper Upscale Segment, for Customer Satisfaction. The company is highly-regarded for its innovative employee culture and benefits and has been named a Fortune magazine “Best Place to Work” four times since 2009. Kimpton is continuously growing and currently operates 61 hotels and nearly 70 restaurants, bars and lounges in 26 cities. For more information, visit www.KimptonHotels.com.

This press release contains certain “forward-looking statements” relating to, among other things, potential property acquisitions, hotel EBITDA, hotel net operating income after capital reserves, acquisition costs and projected demand. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of hotel-level EBITDA and net operating income after capital reserves; projections of acquisition costs; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of future economic performance; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com and at www.sec.gov.
All information in this release is as of November 20, 2014. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations. The Company assumes no responsibility for the contents or accuracy of the information on any of the non-Company websites mentioned herein, which are included solely for ease of reference.

Contact:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

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Pebblebrook Hotel Trust
Hotel Palomar Los Angeles - Westwood
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
2015 Forecast
(Unaudited, in millions)

	Range
	Low		High

Hotel net income	$3.0	to	$3.5

Adjustment:
Depreciation and amortization (1)	2.2		2.2

Hotel EBITDA	$5.2		$5.7

Adjustment:
Capital reserve	(1.0)		(1.0)

Hotel Net Operating Income	$4.2		$4.7

(1) Depreciation and amortization have been estimated based on a preliminary purchase price allocation. A change, if any, in the allocation will affect the amount of depreciation and amortization and the resulting change may be material.

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.

The Company has presented forecasted hotel EBITDA and forecasted hotel net operating income after capital reserves, because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use, because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

The Company’s presentation of the hotel’s forecasted EBITDA and forecasted net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s forecasted EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP.

Pebblebrook Hotel Trust
Historical Operating Data - Entire Portfolio
($ in millions, except ADR and RevPAR)
(Unaudited)

Historical Operating Data:
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2013	2013	2013	2013	2013

Occupancy	80%	87%	88%	81%	84%
ADR	$196	$219	$227	$222	$216
RevPAR	$156	$190	$199	$179	$181

Hotel Revenues	$152.2	$182.7	$186.4	$177.5	$698.8
Hotel EBITDA	$33.0	$57.1	$59.3	$51.2	$200.6

	First Quarter	Second Quarter	Third Quarter
	2014	2014	2014
Occupancy	81%	88%	90%
ADR	$210	$236	$247
RevPAR	$170	$208	$222

Hotel Revenues	$163.5	$193.4	$203.1
Hotel EBITDA	$39.7	$63.8	$71.6

These historical hotel operating results include information for all of the hotels the Company owned as of November 20, 2014. The hotel operating results for the Manhattan Collection only includes 49% of the results for the 6 properties to reflect the Company's 49% ownership interest in the hotels. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.